January 3, 1996



Mr. Okan Ozdemir
Mr. Dursun Acikbas
Mr. Cetin Berkmen
Mr. Tugay Ince
Mr. Gazanfer Ugural
Darka Petrol Ticaret Ltd. Sti.

Dear Sirs:

Chaparral Resources, Inc., ("Chaparral") is pleased to present this offer to you as shareholders ("Shareholders") of Darka Petrol Ticaret Ltd. Sti., ("Darka"), to purchase all of the issued and outstanding capital stock of Darka, ("Stock"). Note that this offer has already been signed by Chaparral and by Barry W. Spector (as escrow agent). Central Asian Petroleum (Delaware) Limited ["CAP(D)"] will fax you a version signed by CAP(D) under separate cover. Two signed duplicate "hard copies" of the entire Letter Agreement, along with a third signed version of the Escrow Agreement, are being couriered to you. Upon the full execution of this facsimile Letter Agreement by all of the Shareholders [and by Darka and CAP(D), for purposes of Paragraph 3(f) only], including full execution of Exhibits A-E by the relevant parties, and upon:

          (i) receipt by Chaparral of facsimile transmission of such executed Letter Agreement and Exhibits A-E; and

          (ii) receipt by Escrow Agent (as described in the Escrow Agreement attached hereto and incorporated by this reference as Exhibit A to this Letter Agreement) of facsimile transmission of Exhibit B prior to 4:00 p.m., United States Mountain Time, on January 4, 1996, this Letter Agreement shall constitute a binding contract, effective as of January 4, 1996 ("Effective Date") among the parties as to the following terms and conditions:

          1. The purchase price for all of Shareholders' right, title and interest in and to the Stock shall be (i) $2,000,000.00 U.S., plus (ii) 625,000 shares of restricted common stock of Chaparral. The purchase price shall be paid as follows:

                  a. $300,000.00 shall be deposited with the escrow agent pursuant to the Escrow Agreement in cash or other immediately available funds on January 5, 1996, to be paid to Shareholders upon Closing, or as otherwise disposed of under the terms of the Escrow Agreement. Should Chaparral fail to Close for reasons other than (i) the failure of Shareholders to Close,
                  (ii) the material failure of any of Shareholders' representations herein to be true and accurate or the material breach by Shareholders of their warranties hereunder, or (iii) the discovery of any material adverse effects during Chaparral's due diligence review under Section 3, below, then the escrowed funds shall be paid to Shareholders as Shareholders' full and exclusive remedy for Chaparral's failure to Close; and,

                  b. The balance, being $1,700,000.00 shall be paid to Shareholders, at Closing, and the 625,000 shares of restricted common stock of Chaparral shall be delivered at Closing to the Shareholders as directed in writing by the Shareholders.

          2. Closing will occur, pursuant to the conditions hereof, within 60 days following the Effective Date of this Letter Agreement.

          3.   Chaparral's offer is made subject to the following:

                  a. Shareholders shall terminate all employees of Darka, pay all termination benefits or other obligations of Darka to such employees, and pay or otherwise discharge all other obligations of Darka to third parties, all on or before closing.

                  b. Shareholders shall be entitled to all the benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Stock and Darka (other than those which may be specifically excluded from Shareholders' representations and warranties) which accrue or relate to any period before Closing. Shareholders shall reimburse and indemnify Chaparral against any such costs, charges, expenses, liabilities and obligations which are paid by Chaparral. Chaparral shall be entitled to all the benefits and receipts and shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Stock and Darka (other than those which Shareholders have represented and warranted against by virtue of this Letter Agreement) which accrue or relate to any period after


 Closing. Chaparral shall reimburse and indemnify Shareholders against any such costs, charges, expenses, liabilities and obligations which are paid by Shareholders.

                  c. Chaparral shall conduct a due diligence review to confirm the accuracy of the representations contained herein, and to verify the accuracy of the information and data supplied and to be supplied by Shareholders to Chaparral, and to determine the existence of any adverse conditions or circumstances pertaining to the Stock or Darka. Shareholders agree that they shall give Chaparral access to the records and files of Darka as required to complete its due diligence review. Chaparral agrees to keep all information provided by Shareholders or by Darka regarding the Stock or regarding Darka confidential.

                  d. Should there be, at the time of Closing, in the reasonable discretion of Chaparral, a material inconsistency or breach in respect of the representations or warranties given by Shareholders in or pursuant to this Letter Agreement, or a material adverse condition pertaining to the Stock or to Darka, then, at Chaparral's option, (i) this Letter Agreement and the Escrow Agreement may be terminated and the parties shall have no further obligations to one another, or (ii) the parties shall nevertheless proceed to Closing. Notwithstanding the foregoing, however, if there are material inconsistencies or breaches due to the intentional or reckless acts or omissions of Shareholders, then Chaparral may seek whatever remedies and compensation from Shareholders that may be available to it regardless of whether or not Chaparral elects to proceed to Closing.

                  e. The Shareholders covenant that they shall suspend until the date 60 days after the Effective Date any and all claims of default or forfeiture by Chaparral with respect to payments required of Chaparral to CAP(G) on December 1, 1995, as asserted in Darka's letter to Mr. Murat Yazici dated December 12, 1995.

                  f. Darka, Chaparral and CAP(D) covenant that they shall not initiate, attend, vote or otherwise participate in any CAP(G) Members meetings, voting, or agreements of any kind until the date 60 days after the Effective Date, or Closing, whichever comes first.

                  g.  Chaparral  shall   sell   the  fixed  assets  of  Darka to
                  Shareholders for U.S. $20,000 on the date of Closing.

          4. Shareholders represent and warrant to Chaparral as follows, which representations and warranties shall be deemed repeated at Closing and which shall survive Closing:

                  a. Shareholders have good and marketable title to the Stock, and Darka has good and marketable title to all of its assets and properties, free and clear of all liens, encumbrances and adverse claims of any nature; Darka is not subject to any liens, judgments, decrees, encumbrances, debts or adverse claims of any nature; and there are no facts known to Shareholders which are likely to prejudice or endanger the Stock, Darka or the assets and properties of Darka.

                  b. With respect to any contracts pertaining to Darka, Darka, to the best of Shareholders' knowledge, is not in material violation or breach of any of the terms or conditions stated therein, nor does Darka have any outstanding obligations in connection with any such contracts.

                  c. Shareholders have the full power and authority to enter into and perform the transactions hereunder, and do not require the consent of any other persons, firms or entities, and no person, firm or entity has any preferential purchase right with respect to any portion of the Stock, nor is any portion of the Stock subject to any pending or existing agreement to sell any portion of the Stock.

                  d. The undersigned are the sole and exclusive shareholders of all authorized, issued and outstanding capital stock or other rights of ownership of Darka.

                  e. Darka has the sole legal and beneficial ownership of 125,000 shares of Central Asian Petroleum (Guernsey) Limited stock, representing twenty five percent (25%) of the outstanding stock of Central Asian Petroleum (Guernsey) Limited, (herein "CAP(G)"), and Darka has no obligations to any third party with respect to that stock.

                  f. Shareholders shall ensure that the representations and warranties above shall be true and accurate. However, if notwithstanding those efforts of Shareholders, any matter or thing occurs of which any Shareholder is aware and which would be inconsistent with or in breach of any of those representations and warranties, then that Shareholder shall promptly notify Chaparral thereof in writing.


               5. a. Messrs. Okan  Ozdemir and  Dursun Acikbas have executed and delivered the respective Appointments of Alternate Director of CAP(G) (appointing, respectively, Mr. Frank C. Alexander, Jr. and Mr. Jay W. McGee) attached hereto and incorporated by reference as Exhibit B and C, contemporaneously with this Letter Agreement, and each of them also hereby covenants that he shall not:

                    i. attend any future meetings of the CAP(G) Board as a member of the CAP(G) Board of Directors, or in any way exercise his vote as a Director of CAP(G);

                    ii. remove Mr. Frank C. Alexander, Jr., or Mr. Jay McGee, as the case may be, from office as alternate Director; or

                    iii. appoint any other alternate Directors

                  for a period of 60 days following the Effective Date, or at all should Closing occur.


                  b. Messrs. Okan Ozdemir and Dursun Acikbas have executed and delivered the respective Exclusive Proxies [appointing Mr. Paul Hoovler and Mr. Jay McGee, respectively, as their exclusive proxies to vote in their place as CAP(G) appointed KKM Board Members], attached hereto and incorporated by reference as Exhibits D and E, contemporaneously with this Letter Agreement, and each of them also hereby covenants that he shall not:


                    i. attend any future meetings of the KKM Board as a member of the KKM Board of Directors, or in any way exercise his vote as a Director of KKM;

                    ii. revoke the respective Exclusive Proxies to Messrs. Hoovler and McGee; or

                    iii. provide such proxies to any other persons;

                  for a period of 60 days following the Effective Date, or at all should Closing occur.

         6.     Closing shall occur at the offices of Chaparral, and at Closing:

                  a. Chaparral shall direct the Escrow Agent to deliver the Escrow Funds to Shareholders;

                  b.  Chaparral   shall   pay  $1,700,000  to  Shareholders  in
                  immediately available funds;

                  c. Chaparral shall deliver 625,000 shares of restricted common stock in Chaparral to the Shareholders in accordance with their written instructions; and

                    d. Shareholders shall deliver all certificates  representing the Stock to Chaparral, together with executed stock powers and such other instruments as may be required to vest complete ownership of the Stock and of Darka in Chaparral.

         7. Upon Closing, Shareholders shall be deemed to have waived, any and all rights and claims of any nature, whether accruing before or after Closing, under any Member Agreements, Protocols, Minutes or agreements of any nature, pertaining to CAP(G), Chaparral and/or CAP(D).

         8. This Letter Agreement shall be construed in accordance with the laws of the State of Colorado, United States of America. Any and all disputes arising hereunder which cannot be resolved by good faith negotiation shall be submitted to binding arbitration to be conducted by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules. All arbitration hearings shall be conducted in Denver, Colorado.

         9. This offer will remain open through 4:00 p.m., Mountain Time, on January 4, 1996, unless rejected in writing by Shareholders prior to that time, upon which rejection this offer will be deemed revoked by Chaparral. By accepting this Letter Agreement Shareholders covenant to immediately courier to Chaparral and to Escrow Agent, respectively, fully executed "hard copies" of the respective documents as described in the first paragraph of this Letter Agreement.

         10. Upon your acceptance of this offer, you agree not to solicit, directly or indirectly, any other party, nor to negotiate with any other party for the sale of any portion of the Stock for a period of 60 days after the Effective Date.

This Letter Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no party shall be bound by the terms of this Agreement unless and until all parties have executed a counterpart. For purposes of assembling all counterparts into one document, Chaparral is authorized to detach the signature page from one or more counterparts and, after signing by the respective party, attach each signed signature page to a counterpart.

In the event that you wish to contact Chaparral with respect to this offer, please contact Mr. Paul V. Hoovler at (303) 293-2340.

Very truly yours,

CHAPARRAL RESOURCES, INC.

/s/ Paul V. Hoovler
------------------------------
Paul V. Hoovler, President


SHAREHOLDERS

/s/ Ikan Ozdemir
------------------------------
Okan Ozdemir

/s/ Dursan Acikbas
------------------------------
Dursan Acikbas

/s/ Cetin Berkmen
------------------------------
Cetin Berkmen

/s/ Tugay Ince
------------------------------
Tugay Ince

/s/ Gazanger ugural
------------------------------
Gazanger Ugural


Darka Petrol Ticaret Ltd. Sti. [for purposes of Paragraph 3(f) only]

/s/ Okan Ozdemir
------------------------------
by:  Okan Ozdemir, President


Central Asian Petroleum (Delaware) Limited [for purposes of Paragraph 3(f) only]

/s/ Paul V. Hoovler
------------------------------
by:  Paul V. Hoovler, President

                                    EXHIBIT A

                                ESCROW AGREEMENT


     This ESCROW AGREEMENT entered this 4th day of January, 1996, by and among the undersigned shareholders of Darka Petrol Ticaret Ltd. Sti., (collectively
"Shareholders") and CHAPARRAL RESOURCES, INC., ("Chaparral") and Barry W. Spector ("Escrow Agent").

     IN CONSIDERATION of the mutual covenants and agreements contained herein, the parties agree as follows:

         1.1. This Escrow Agreement is entered into to provide for the deposit of earnest money required under the terms of that certain Letter Agreement between Shareholders and Chaparral effective January 4, 1996 (the "Letter Agreement").

         2. Upon the execution hereof, Chaparral shall deposit the sum of $300,000.00 U.S., ("Escrow Funds") in escrow with Escrow Agent, to be held in accordance with the terms of this Agreement. Disbursement of the Escrow Funds and delivery of the Resignations shall be in accordance with the following:

     (a) Should Escrow Agent receive a written certificate sworn to by Shareholders stating (i) that the Letter Agreement has expired or otherwise been terminated, (ii) that Chaparral is in default of its obligations to Close thereunder, and (iii) that a copy of such certificate has been delivered to Chaparral, then, if Escrow Agent does not receive a written objection thereto from Chaparral within 15 days following Escrow Agent's receipt of the certificate, Escrow Agent shall disburse the Escrow Funds to the Shareholders.

     (b) Should Escrow Agent receive a written certificate sworn to by the President of Chaparral stating (i) that the Letter Agreement has expired or otherwise been terminated, (ii) that the conditions of Closing thereunder were not met or satisfied by Shareholders, and
          (iii)  that  a  copy  of  such   certificate  has  been  delivered  to
          Shareholders, then, if Escrow Agent does not receive a written objection thereto from Shareholders within 15 days following Escrow
          Agent's receipt of the certificate, Escrow Agent shall disburse the Escrow Funds to Chaparral.

     (c) Should the Escrow Agent receive joint written instructions from Chaparral and Shareholders that Closing has occurred, Escrow Agent shall disburse the Escrow Funds to Shareholders.

     (d) Should Escrow Agent receive a timely, written objection, concerning the certificates referred to in (a) and (b), above, Escrow Agent shall continue to hold the Escrow Funds until it receives written instructions executed by both Shareholders and Chaparral, or until it receives a valid court order affecting the Escrow Funds.

     3. In consideration of the acceptance of this escrow by the Escrow Agent, the parties agree to indemnify and hold the Escrow Agent harmless from and against any liability by it incurred to any other person or corporation because of its having accepted the deposits hereunder, or in connection herewith, and to reimburse it for all its expenses, including, among other things, counsel fees and court costs incurred in connection with this.

     4. The Escrow Agent is authorized and directed to comply with and obey any orders, judgments, or decrees of any court related to this Agreement, whether or not in conformance with the instructions of the parties, and in case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or to any other person, firm or corporation due to such compliance.

     5. The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as Escrow Agent while acting in good faith, and in the exercise of its own best judgment in any act done or omitted by it pursuant to the advice of its own attorney shall be conclusive evidence of that good faith.

     6. These instructions may be altered, amended, modified or revoked by writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident hereto.

     7. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Escrow shall be binding upon the Escrow Agent unless written notice of it shall be served upon the Escrow Agent and all fees, costs and expenses incident to such transfer of interest shall have been paid.

     8. Any notice required or desired to be given by the Escrow Agent to any other party to this Escrow may be given by mailing the same to such party at the address noted below, and notice so mailed shall, for all purposes hereof, be as effectual as though served upon that party in person at the time of depositing that notice in the mail.

     9. The Escrow Agent shall have no duty to know or determine the performance or nonperformance of any provision of any agreement between the other parties hereto, and the original or a copy of any such agreement deposited with the Escrow Agent shall not bind said Agent in any manner. The Escrow Agent assumes no responsibility for the validity or sufficiency of any documents or papers or payments deposited or called for hereunder, except as may be expressly and specifically set forth in these instructions.

     10. In the event of any dispute with respect to the disposition of property hereunder, the Escrow Agent may, in its sole and absolute discretion, deposit the property described herein, or so much thereof as remains in its hands, with any court of competent jurisdiction, and interplead the parties hereto; and upon so depositing such property and filing its Complaint in Interpleader, it shall be relieved of all liabilities under the terms hereof as to the property so deposited; and, furthermore, the parties hereto, for themselves, their heirs, legal representatives, successors and assigns do hereby submit themselves to the jurisdiction of said court, and do hereby appoint the then Clerk, or acting Clerk of said Court as their Agent for the service of all process in connection with those proceedings. The institution of any such interpleader action shall not impair the rights of the Escrow Agent.

     11. The Escrow Agent may resign at any time by giving written notice by Certified Mail, Return Receipt Requested, to all of the parties hereto, to be effective thirty (30) days after that notice has been deposited into the U.S. Mail. If a successor Agent has not been appointed within thirty (30) days after the giving of such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent.

     12. Any notice required or desired to be given by the Escrow Agent to any other party to this Escrow Agreement may be given by mailing to the address noted below.

     13. THE PARTIES ACKNOWLEDGE THAT THE ESCROW AGENT, BARRY W. SPECTOR, IS COUNSEL FOR CHAPARRAL RESOURCES, INC., AND THAT HE HAS REPRESENTED CHAPARRAL IN CONNECTION WITH THE LETTER AGREEMENT AND THIS ESCROW AGREEMENT, AND WILL CONTINUE TO REPRESENT CHAPARRAL IN THOSE MATTERS. THE PARTIES HERETO EXPRESSLY CONSENT TO BARRY W. SPECTOR CONTINUING IN THOSE CAPACITIES AS WELL AS ESCROW AGENT HEREUNDER.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

CHAPARRAL RESOURCES, INC.


/s/ Paul V. Hoovler
---------------------------
Paul V. Hoovler, President

SHAREHOLDERS

/s/ Okan Ozdemir
------------------------------
Okan Ozdemir

/s/ Dursan Acikbas
------------------------------
Dursan Acikbas

/s/ Cetin Berkmen
------------------------------
Cetin Berkmen

/s/ Tugay Ince
------------------------------
Tugay Ince

/s/ Gazanger Ugural
------------------------------
Gazanger Ugural

/s/ Dursun Acikbas
------------------------------
Dursun Acikbas

ESCROW AGENT

/s/ Barry W. Spector
-----------------------------
Barry W. Spector, Escrow Agent